                                                                      Exhibit 12

                  The Williams Companies, Inc. and Subsidiaries
           Computation of Ratio of Earnings to Combined Fixed Charges
                    and Preferred Stock Dividend Requirements
                              (Dollars in millions)


                                                                            Six months ended
                                                                             June 30, 1998
                                                                            ----------------
Earnings:
   Income before income taxes and extraordinary losses                          $    221.4
   Add:
      Interest expense - net                                                         228.5
      Rental expense representative of interest factor                                21.8
      Minority interest in income of consolidated subsidiaries                         5.6
      Other                                                                            6.2
                                                                                ----------

         Total earnings as adjusted plus fixed charges                          $    483.5
                                                                                ==========

Fixed charges and preferred stock dividend requirements:
   Interest expense - net                                                       $    228.5
   Capitalized interest                                                               16.0
   Rental expense representative of interest factor                                   21.8
   Pretax effect of dividends on preferred stock of
      the Company                                                                      6.3
                                                                                ----------
          Combined fixed charges and preferred stock dividend
             requirements                                                       $    272.6
                                                                                ==========

Ratio of earnings to combined fixed charges and
   preferred stock dividend requirements                                              1.77
                                                                                ==========